Exhibit No.	Description

99.1	Press release concerning special dividend

For Immediate Release	CONTACT:
Thomas M. Dugan
Vice President of Finance and
Treasurer
Shiloh Industries, Inc.
(330)- 558-2600

SHILOH INDUSTRIES Declares a Special Dividend of $.50 Per Share

Valley City, OH, February 2, 2012 - Shiloh Industries, Inc. (Nasdaq: SHLO) announced that the Board of Directors yesterday declared a special dividend of $.50 per share to be paid on February 21, 2012 to shareholders of record as of February 13, 2012.
Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 14 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee, Kentucky and Mexico, and employs approximately 1,330.